Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

Third Quarter 2011

Greetings and Happy Holidays!



Gerald Bachmeier
CEO

Our 2011 nine-month fiscal year has come to an end and I am happy to report to the members that we exceeded our ethanol production budget by just shy of 600,000 gallons (~37.3 million gallons produced vs. ~36.7 million gallons budgeted). Most importantly, we were able to exceed our production budget at a profit. Although this was only a nine-month fiscal year for RTE given the change to our fiscal year-end from 12/31 to 9/30, we have seen commodity markets fluctuate drastically and are proud to have been able to operate the plant profitably. Please feel free to visit our website to view our full 10-K report and if you have any questions, feel free to call myself or Kent at 701-974-3308 EXT: 110 or 102.

As we look into the upcoming year, we are in the process of implementing several changes at RTE, one of which is upgrading our grains department. Our plans are to supply more market information to producers and also to expand our corn handling facility to include drying capabilities from waste heat sources (engineering study in process). Another change we have scheduled is corn oil extraction, which should be operating at the plant by April 2012. We will have a complete update of these changes and other updates on RTE at the annual meeting.

Speaking of the annual meeting, I would like to invite everyone to attend our Annual Meeting scheduled for March 7th in Bismarck at the Ramkota Hotel. Further details are listed on the next page. I would also like to encourage anyone that is interested in running for the board of governors to follow the guidelines that are also listed on the next page. Once you receive the proxy information in early February, it is important that all of you carefully review all the meeting materials and come to the meeting or return your signed proxies to our office. Every vote counts so please make sure you get yours to us.

On a national level, we continue to support the expansion of the blender pump program and the Alternative Fuel Tax credit and would encourage all members to do so. In 2009, North Dakota sold 275,000 gallons of E85. With the increase in blender pumps, sales increased to 660,000 gallons in 2010 and have increased every month in 2011 above the 2010 levels. There are currently over 41,000 flex fuel vehicles registered in the state of North Dakota.

I would like to take this time on behalf of my family, the board of governors and all the staff here at RTE wish you and your families a very safe and happy holiday season.

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC • 3682 Hwy 8 South • PO Box 11 • Richardton, ND 58652
Phone: 701-974-3308 • Grains Line: 701-974-3880 • Fax: 701-974-3309

Red Trail Energy's 6th Annual Meeting Scheduled

The sixth annual meeting for RTE is scheduled for **March 7, 2012**. It will start at 12:00 pm CST with a lunch followed by the business meeting at 12:30 pm CST. This will take place at the Ramkota Hotel in Bismarck, ND. **Please RSVP for the meal by e-mailing Jennifer Ondracek at Jennifer@redtrailenergy.com or by calling RTE.**

Governor Nominations for RTE Board

One agenda item on this year's proxy will be the election of two members to our board of governors for a three-year term. The current Board members up for re-election are Mike Appert and Bill Price. Both have expressed interest in continuing to serve on the board. For any other members interested in being considered, please refer to the nominations process as described in Section 1.14 of RTE's Amended and Restated Operating Agreement. A Nominating Committee has been established by our Board of Governors to lead the process of reviewing additional candidates and selecting the most qualified individuals for these two board seats. RTE's Operating Agreement requires a timely notice of those interested in being nominated. Because of this requirement we ask that written notice be received in the RTE office by **Friday, January 27, 2012.** Please send these requests to the Secretary of the Company c/o Jennifer Ondracek, PO Box 11, Richardton, ND 58652.

A Notice of Annual Meeting and Proxy Statement will be mailed to all members at a later date with the Board recommendations for these two board seats.

Plant Update



Dr. Eli Sotillo
Plant Manager

As Red Trail reaches the end of 2011, I am pleased to report that the plant is operating very well and we continue our efforts to operate efficiently and safely while promoting teamwork. In the last two months of the year, we have established production records with approximately 5.0 million gallons produced each month at very high efficiency. Looking back on 2011, some of our greatest accomplishments were 100% implementation of our safety program, maintaining a very steady fermentation profile and implementing a new ultra-filtration water treatment system. This new water treatment system will allow for much better performance of the boiler system. Some of our goals for the new year include continuing to operate at low cost, adding corn oil extraction to our process and to continue supporting a teamwork environment. Thank you for your support of Red Trail and Happy Holidays to each of you.

Address change?

Have you moved? Help us keep our information up-to-date with changes in your address. Email Jennifer at Jennifer@redtrailenergy.com or call RTE at 701-974– 3308 with changes.

Corn Merchandising

We have updated our phone system:
Please call our grains line at **701-974-3880** for your corn merchandising needs.

Information on redtrailenergyllc.com

RTE's website is a great source for current company and industry information. In addition to SEC reports, you can also find commodity bids, investor information and career openings with Red Trail Energy. Please free to browse the entire site!

FINANCIALS

Financial Report



Kent Anderson
CFO

Red Trail had another profitable fiscal year, ending our September 30, 2011 nine-month fiscal year with a net income of ~$3.85 million. As we head into the new calendar year, one project on the front burner is refinancing our senior debt, as that matures on April 16, 2012. We are looking forward to refinancing at a good time with regards to interest rates and plan to have a full refinance update for the members at the annual meeting. One revenue loss for us on the near horizon is the Alternative Fuel Tax Credit which is set to expire on 12/31/11. This expiration date has been known for some time and although we did not budget for this tax credit extending into 2012, we continue to urge your support with calls/e-mails to North Dakota's congressional delegation asking them to support a renewal of the Alternative Fuel Tax Credit. No action was taken by Congress prior to the holiday break extending this credit but there remains a possibility of a tax extender package being passed in 2012 with certain credits effective retroactive to 1/1/12. It would be great for Red Trail if the Alternative Fuel Tax Credit was in that package. Also with regards to taxes, we are planning to have K-1s out to members the first week of February for your individual tax preparation needs. Hope to see many of you at the upcoming annual meeting and if you have any questions about RTE's publicly filed financial information, please feel free to contact me. Happy New Year!

Statements of Operations	For the nine months ended September 30, 2011 (audited)	%	For the nine months ended September 30, 2010 (unaudited)	%
Revenues	$112,290,222	100.00%	$79,142,223	100.00%
Gross Profit	$4,153,138	3.70%	$9,063,393	11.45%
Net Income	$3,852,295	3.43%	$5,745,050	7.26%
Net Income Per unit— Basic	$0.10		$0.15	
Average Units Outstanding—Basic	40,193,973		40,193,973	

Questions or Comments?

Email us at info@redtrailenergy.com
or call 701-974-3308

Red Trail Energy
PO Box 11
3682 Hwy 8 S
Richardton, ND 58652

Balance Sheets	September 30, 2011 (Audited)	December 31, 2010 (Audited)
Total Assets	$89,197,878	$89,924,953
Total Liabilities	$42,421,447	$47,020,817
Members Equity	$46,776,431	$42,904,136
Book Value per Unit	$1.17	$1.07
Debt to equity ratio	0.91	1.10

Going Green!

Would you prefer your newsletter by email? Please send an email to:

Jennifer@redtrailenergy.com.

Newsletters are also available on our web-site: www.redtraienergyllc.com

Red Trail Energy LLC
PO Box 11
3682 HWY 8S
Richardton, ND 58652

